Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-182296, 333-182297, 333-179629, 333-167065, 333-159608, 333-150475, 333-59849, 333-104637, 333-119137, and 333-179629 of CryoLife, Inc. on Form S-8 and Form S-4 of our reports dated February 15, 2013, relating to the consolidated financial statements of CryoLife, Inc. and the effectiveness of CryoLife, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of CryoLife, Inc. for the year ended December 31, 2012.

DELOITTE & TOUCHE LLP

Atlanta, Georgia

February 15, 2013